Amendment No. 1

to the

Second Amended and Restated Limited Liability Company Agreement

Of

Shepherd’s Finance, LLC

In accordance with Section 14.09 of the Second Amended and Restated Limited Liability Company Agreement, effective as of March 16, 2017 (the “Operating Agreement”), of Shepherd’s Finance, LLC, a Delaware limited liability company (the “Company”), the Operating Agreement is hereby amended by this Amendment No. 1 (this “Amendment”). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings set forth in the Operating Agreement.

The parties to this Amendment hereby agree as follows:

A. Amendment to § 1.01. The following is hereby added as a new defined term in Section 1.01 of the Operating Agreement:

“Revised Partnership Audit Procedures” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114 74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Regulations promulgated thereunder, and published administrative interpretations thereof).

B. Amendment to § 11.03(a). Section 11.03(a) of the Operating Agreement is hereby replaced in its entirety with the following:

(a) Appointment. The Members hereby appoint Daniel M. Wallach to serve as the “Tax Matters Member” or the “Partnership Representative” for all purposes set forth under the Code. For Company taxable years beginning before January 1, 2018 and to which the Revised Partnership Audit Procedures are not applicable, Mr. Wallach shall be the “tax matters partner” of the Company under Section 6231(a)(7) of the Code and for taxable years to which the Revised Partnership Audit Procedures are applicable, Mr. Wallach shall be the “partnership representative” of the Company under Section 6223(a) of the Code. Mr. Wallach or other person so designated shall have all power and authority with respect to the Company and its Members as a “tax matters partner” or “partnership representative” (collectively, the “Tax Matters Member”) would have with respect to a partnership and its partners under the Code and in any similar capacity under state or local law. The Tax Matters Member has an obligation to perform the Tax Matters Member’s duties as Tax Matters Member in good faith and in such manner as will serve the best interests of the Company and all of the Members.

C. Amendment to § 11.03(d). Section 11.03(d) of the Operating Agreement is hereby replaced in its entirety with the following:

(d) Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. The Tax Matters Member shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. Any deficiency for taxes allocable to any former or current Member, as determined by the Tax Matters Partner in his/her sole discretion, shall be imposed on any such Member (including penalties, additions to tax or interest imposed with respect to such taxes) and will be paid directly to the Company by such former Member and will be treated as a withholding tax and be recoverable from such current Member as provided in Section 7.05(b).

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D. Continuation of Operating Agreement. The Operating Agreement and this Amendment shall be read together and shall have the same force and effect as if the provisions of the Operating Agreement and this Amendment were contained in one document. Any provisions of the Operating Agreement not amended by this Amendment shall remain in full force and effect as provided in the Operating Agreement immediately prior to the date hereof. In the event of a conflict between the provisions of this Amendment and the Operating Agreement, the provisions of this Amendment shall control.

E. Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware

F. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment. The signature pages to this Amendment shall be deemed and may be used as counterpart signature pages to the Operating Agreement.

[SIGNATURES ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties to this Amendment have executed this Amendment effective as of March 21, 2019.

The Company:

Shepherd’s Finance, LLC

By:	/s/ Daniel M. Wallach
Daniel M. Wallach, Chief Executive Officer

The Members (Common):

Daniel M. Wallach and Joyce S. Wallach

/s/ Daniel M. Wallach
Daniel M. Wallach

/s/ Joyce S. Wallach
Joyce S. Wallach

2007 Daniel M. Wallach Legacy Trust

By:	/s/ Daniel M. Wallach
Daniel M. Wallach, Trustee

Eric A. Rauscher

/s/ Eric A. Rauscher

William Myrick

/s/ William Myrick

Kenneth R. Summers

/s/ Kenneth R. Summers

Barbara L. Harshman

/s/ Barbara L. Harshman

Barbara L. Harshman, IRA

By:	/s/ Barbara L. Harshman
Name:
Title:

Catherine Loftin

/s/ Catherine Loftin

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